[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.14

EXECUTION VERSION

MASTER OPERATION AND MAINTENANCE AGREEMENT

by and between

DIAMOND STATE GENERATION PARTNERS, LLC

and

BLOOM ENERGY CORPORATION

dated as of April 13, 2012

i

Exhibit A	Service Fees
Exhibit B	Efficiency Bank Operation Example Calculation

ii

Appendix A	[Intentionally Omitted]
Appendix B	Minimum Power Product Example Calculation
Appendix C	Facilities
Appendix D	Power Performance Warranty Claim Example Calculation
Appendix E	Efficiency Warranty Claim Example Calculation
Appendix F	Gas Payment Shortfall Claim Example Calculation

iii

MASTER OPERATION AND MAINTENANCE AGREEMENT

This MASTER OPERATION AND MAINTENANCE AGREEMENT (this “Agreement”), dated as of April 13, 2012, between BLOOM ENERGY CORPORATION, a Delaware corporation (“BE” or, in its capacity as operator hereunder, “Operator”), and DIAMOND STATE GENERATION PARTNERS, LLC, a Delaware limited liability company (“Owner”) (each, a “Party”, and together, the “Parties”), covers (i) the Portfolio of on-site solid oxide fuel cell power generating systems capable of being powered by renewable fuels, having an aggregate Nameplate Capacity of up to 30 MW (each a “Bloom System”, and together the “Bloom Systems”) and (ii) the BOF installed by BE pursuant to the MESPA, in each case to the extent set forth herein.

WHEREAS, Owner is a company formed at the direction of BE for the purpose of purchasing and owning Bloom Systems for the generation of electricity and sale of electricity and capacity generated by the Bloom Systems into the PJM Grid;

WHEREAS, the customer base of Delmarva Power & Light Company (“DPL”), an investor owned utility company regulated by the Delaware Public Service Commission (“DPSC”), will be subject to a charge to be collected on behalf of Owner by DPL under the REPS Act and the Tariffs, and DPL has agreed to provide natural gas service and to serve as the collection and disbursement agent of Owner pursuant to the Tariffs and the DPL Agreements;

WHEREAS in 2011, Owner purchased from Operator pursuant to the December 30 Bill of Sale certain Bloom Systems and other parts and equipment to be incorporated into the Bloom Systems, and Owner presently owns such Bloom Systems and other parts and equipment;

WHEREAS, Operator has entered into that certain Master Energy Server Purchase Agreement dated as of the date hereof (the “MESPA”) with Owner, under the terms of which Owner will purchase additional Bloom Systems and the BOF from BE in order for Owner to provide electricity and capacity generated by the Bloom Systems into the PJM Grid;

WHEREAS, pursuant to REPS Act Section 352(16), BE will be a “Qualified Fuel Cell Provider” (“QFCP”), and pursuant to the QFCP-RC Tariff, Owner will be a “QFCP Generator” (“QFCP Generator”), and pursuant to REPS Act Section 352(17) the Facilities shall constitute a “Qualified Fuel Cell Provider Project” (“Qualified Fuel Cell Provider Project”); and

WHEREAS, Operator has agreed to provide certain operation and maintenance services to Owner subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, capitalized terms not otherwise defined shall have the meanings set forth below:

“Actual kWh” means the actual energy output in kWh produced by each Bloom System and aggregated together.

“Administrative Services Agreement” means the Administrative Services Agreement dated as of April 13, 2012 among BE, Owner and Diamond State Generation Holdings, LLC.

“Affiliate” of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” means this agreement.

“Annual Reports” is defined in Section 2.12.

“Base Case Model” is defined in the ECCA.

“BE” is defined in the recitals.

“Bloom System” or “Bloom Systems” is defined in the introductory paragraph hereof.

“BOF” means, for each Site, the Electrical Interconnection Facilities, the natural gas supply facilities, the water supply facilities, the data communications facilities, the foundations for the Bloom Systems, and any other ancillary facilities and equipment installed in connection with the Facility at each Site.

“BOF Work” is defined in the MESPA.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in New York, New York, or San Francisco, California, are authorized or required to close.

“Claiming Party” is defined in Section 9.19.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement of Operations” means, with respect to any Bloom System, the completion and the performance of all of the following activities:

(a) such Bloom System has been Placed in Service;

(b) such Bloom System (i) has been attached to the load at the Site and (ii) is performing at the Warranty Specifications (measured over a 24 hour period and not over the Look Back Period or on a Portfolio basis as referenced in the definition of Warranty Specifications; provided that for this purpose the percentage in “Minimum Power Product” shall be deemed to be 100% rather than [***]);

(c) such Bloom System has satisfied the conditions precedent for “Facility Commercial Operation Date” and the “Initial Delivery Date” (each as defined in the QFCP-RC Tariff) and Operator has performed and successfully completed all necessary acts under the Interconnection Agreements (including performance testing) and has obtained written permission from the applicable Person granting Owner permission to interconnect with the PJM Grid pursuant thereto;

(d) Operator shall have furnished a written certification from Operator addressed to Owner certifying, without any qualification, that Operator has installed such Bloom System in accordance with Performance Standards; and

(e) Operator shall have furnished a written certification from the Independent Engineer addressed to Owner certifying, without any qualification, that (i) such Bloom System’s commissioning has been successfully completed and (ii) such Bloom System has achieved commercial operation (and if such Bloom System is the first Bloom System installed at such Facility then the Independent Engineer must also certify, without qualification, that Operator has installed all BOF Work necessary for the operation of that Facility).

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Diamond State Generation Holdings, LLC, dated as of April 13, 2012, between Clean Technologies II, LLC and Mehetia Inc.

“Confidential Information” is defined in Section 9.18(a).

“Credit Agreement” has the meaning set forth in the ECCA.

“Credit Documents” has the meaning set forth in the ECCA.

“DDOT” means the Delaware Department of Transportation.

“DDOT Site Lease” means the Lease Agreement between DDOT and Owner dated as of July, 2011, as it may be amended to extend the term or otherwise.

“December 30 Bill of Sale” means the Bill of Sale and Agreement, effective as of December 30, 2011, between BE and Owner pursuant to which Safe Harbor Systems and Safe Harbor Equipment were sold by BE to Owner for purposes of meeting the 5% safe harbor for Grant eligibility under the Guidance.

“Delivery Date” has the meaning provided in the MESPA.

“DPL” has the meaning provided in the recitals.

“DPL Agreements” means the service applications between Owner and DPL with respect to the REPS Act and the Tariffs, whereby DPL shall (a) serve as the agent for collection of amounts due from Owner (if any) and for disbursement of amounts due to Owner under the QFCP-RC Tariff and (b) sell to Owner natural gas under the Gas Tariff.

“DPL Site Lease” means the Lease Agreement between DPL and Owner dated as of February 10, 2012.

“DPSC” has the meaning provided in the recitals.

“ECCA” means the Equity Capital Contribution Agreement with respect to Diamond State Generation Holdings, LLC, among Clean Technologies II, LLC, Diamond State Generation Holdings, LLC, Owner and Mehetia Inc., dated as of March 16, 2012.

“Efficiency” means the quotient of E/F, where E = the electricity produced by the Portfolio, measured in BTUs (British Thermal Units) at a conversion rate of 3,412 BTUs per kWh, and F = the fuel consumed by the Portfolio, measured in BTUs on a Lower Heating Value basis.

“Efficiency Bank” means “banked” volumes of natural gas which the Owner is permitted to accrue in a tracking account under the QFCP-RC Tariff Section C.(5) and which are available to offset any Efficiency Warranty shortfall. An example of the operation of the Efficiency Bank is attached as Exhibit B.

“Efficiency Warranty” has the meaning provided in Section 2.7.

“Efficiency Warranty Period” has the meaning provided in Section 2.7.

“Electrical Interconnection Facilities” means the equipment and facilities required to safely and reliably interconnect a Facility to the PJM Grid or the transmission system of another Transmitting Utility in whose territory the Facility is located, as applicable, including the collection system between each Bloom System, transformers and all switching, metering, communications, control and safety equipment, including the facilities described in any applicable Interconnection Agreement.

“Energy” means three-phase, 60-cycle alternating current electric energy constituting the Actual kWh.

“Facility” means the Bloom Systems and the BOF at a Site.

“Facility Meter” means the revenue quality electricity generation meter to be located at the metering point (the proposed location of which is to be identified in the Interconnection Agreement), which Facility Meter shall register all Energy produced by a Facility and delivered to the Interconnection Point.

“Facility Service Warranty” is defined in Section 2.4.

“Facility Services” is defined in Section 2.1.

“FERC” means the Federal Energy Regulatory Commission and any successor.

“Force Majeure Event” means any event or circumstance that (a) prevents a Party from performing its obligations under this Agreement; (b) was not foreseeable by such Party; (c) was not within the reasonable control of, or the result of the negligence of such Party; and (d) such Party is unable to reasonably mitigate, avoid or cause to be avoided with the exercise of due diligence. It shall include failure or interruption of performance due to: an act of God, civil or military authority, war, civil disturbances, terrorist activities, fire, explosions, the elements, the gas supplier’s failure to comply with gas delivery, quality or pressure requirements, the external power delivery system (a/k/a the grid) being out of the required specifications or total failure (a/k/a brownout or blackout), PJM or other electric grid curtailment, or failure of equipment not utilized by or under the control of the Party claiming the Force Majeure Event (or any Affiliate or subcontractor of such Party). Force Majeure Event does not include the lack of economic resources of a Party or Operator’s failure to design and construct the Bloom Systems and the BOF so as to meet the respective warranties hereunder.

“Gas Payment Shortfall” means the cost of natural gas, in any billing period under the QFCP-RC Tariff, for the quantity of natural gas used by the Owner that exceeds the quantity of natural gas that would have been utilized at the Target Heat Rate (as defined in the QFCP-RC Tariff) and the Efficiency Bank does not have a positive balance available to offset such excess.

“Gas Tariff” means DPL’s Service Classification “LVG-QFCP-RC” filed for gas service applicable to REPS Qualified Fuel Cell Provider Projects and approved by the DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.

“Governmental Approvals” means (a) any authorizations, consents, approvals, licenses, rulings, permits, tariffs, rates, certifications, variances, orders, judgments, decrees by or with a relevant Governmental Authority and (b) any required notice to, any declaration of, or with, or any registration or filing by, or with, any relevant Governmental Authority.

“Governmental Authority” means any foreign, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority.

“Grant” is defined in the Company LLC Agreement.

“Guidance” is defined in the ECCA.

“Indemnifiable Loss” means any claim, demand, suit, loss, liability, damage, obligation, payment, cost or expense (including the cost and expense of any action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Indemnified Party” is defined in Section 6.3.

“Indemnifying Party” is defined in Section 6.3.

“Independent Engineer” is defined in the MESPA.

“Interconnection Agreement” means an agreement among Owner, DPL and/or PJM regarding interconnection of the Facility to the transmission or distribution system of the Transmitting Utility.

“Interconnection Point” is defined in the QFCP-RC Tariff.

“kW” means kilowatt.

“kWh” means kilowatt-hour.

“Legal Requirement” means any law, statute, act, decree, ordinance, rule, directive (to the extent having the force of law), tariff (including the Tariffs), order, treaty, code or regulation or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Authority, including all amendments, modifications, extensions, replacements or re-enactments thereof, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Letter Agreement” means that certain Letter Agreement dated October 10, 2011 between Operator and the State of Delaware, as may be amended from time to time.

“Liens” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.

“Look Back Period” means each calendar year following the Commencement of Operations for a Bloom System (or, in the case of the calendar year in which the Delivery Date for a Bloom System has occurred, the portion of such calendar year commencing on the date such Bloom System achieved Commencement of Operations), but excluding with respect to each relevant Bloom System any period during such calendar year when such Bloom System was (a) subject to a Force Majeure Event, (b) not delivering Energy to the PJM Grid because of a failure to perform by DPL under the DPL Agreements or PJM under the PJM Agreements, or (c) required to be disconnected from the PJM Grid or otherwise required not to deliver Energy to the PJM Grid as the result of a Legal Requirement or action by or a directive from the applicable electric utility or PJM with respect to such Bloom System (e.g., due to a grid event).

“Material Adverse Change” means a fact, event or circumstance that, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition, (a) has or is reasonably expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets, liabilities, prospects, or properties of a Person; (b) has or is reasonably expected to have any material adverse effect on the validity or enforceability of this Agreement; (c) materially impairs or is reasonably expected to materially impair the ability of a Person to meet or perform its obligations under this Agreement; or (d) has or is reasonably expected to have any material adverse effect on a Person’s rights under this Agreement.

“Maximum Liability” [***].

“MESPA” is defined in the Recitals to this Agreement.

“Minimum Efficiency Level” means [***] while a Bloom System is operating at Nameplate Capacity, measured over the Efficiency Warranty Period.

“Minimum kWh” means the product of (x) the number of hours in the applicable Power Performance Warranty Period minus the number of hours for each Bloom System in the Portfolio as of the last day of the applicable Power Performance Warranty Period when each such Bloom System (i) was subject to a Force Majeure Event, (ii) was not delivering Energy to the PJM Grid because of a failure to perform by DPL under the DPL Agreements or PJM under the PJM Agreements, or (iii) was required to be disconnected from the grid or otherwise required not to deliver Energy to the PJM Grid as the result of a Legal Requirement or action by or a directive from the applicable electric utility or PJM with respect to such Bloom System (e.g., due to a grid event), and (y) the Minimum Power Product for the applicable Power Performance Warranty Period.

“Minimum Power Product” means the aggregate Nameplate Capacity of the Bloom Systems in the Portfolio in kW for the applicable Power Performance Warranty Period multiplied by (1) [***] when this term is used for the One-Month Power Performance Warranty or (2) [***] when this term is used for the One-Year Power Performance Warranty. An example of a calculation of the Minimum Power Product is set forth in Appendix B.

“MW” means megawatt.

“MWh” means megawatt-hour.

[***] Confidential Treatment Requested

“Nameplate Capacity” means the maximum rated output of a generator, prime mover, or other electric power production equipment under specific conditions designated by the manufacturer.

“One-Month Power Performance Warranty Period” is defined in Section 2.6.

“One-Year Power Performance Warranty Period” is defined in Section 2.6.

“Operator” is defined in the introductory paragraph hereof.

“Operator Indemnitee” is defined in Section 6.1.

“Owner” is defined in the introductory paragraph hereof.

“Owner Indemnitee” is defined in Section 6.2.

“Owner’s Lender” means any Person providing senior or subordinated construction, debt or equity financing or refinancing for or in connection with the development, construction, purchase, or installation of the Facility or any part thereof, including any equity and tax investor providing financing or refinancing in connection therewith, and any trustee or agent acting on their behalf, and any Person providing interest rate protection agreements to hedge any of the foregoing debt obligations.

“Party” or “Parties” is defined in the introductory paragraph hereof.

“Performance Standards” is defined in Section 2.16.

“Permits” means all Governmental Approvals that are necessary under applicable Legal Requirements, this Agreement, or the MESPA to have been obtained at such time in light of the stage of development of the Portfolio to site, construct, test, operate, maintain, repair, lease, own or use each Facility as contemplated in this Agreement, the MESPA, or the ECCA, to sell electricity from the Portfolio or for a Party to enter into this Agreement or to consummate any transaction contemplated hereby, in each case in accordance with all applicable Legal Requirements.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

“PJM” means PJM Interconnection, LLC, a regional transmission organization.

“PJM Agreements” is defined in the QFCP-RC Tariff.

“PJM Grid” means the system of transmission lines, distribution lines, and associated facilities that have been placed under PJM’s operational control.

“Placed in Service” means, with respect to any Bloom System, the completion and performance of all of the following activities: (1) obtaining the necessary licenses and permits for the operation of such Bloom System and the sale of power generated by the Bloom System, (2) completion of critical tests necessary for the proper operation of such Bloom System, (3) synchronization of such Bloom System onto the electric distribution and transmission system of the relevant local utility and/or the PJM Grid and (4) the commencement of daily operation of such Bloom System.

“Portfolio” means, on an aggregate basis, all Bloom Systems owned by Owner that were purchased pursuant to the MESPA or the December 30 Bill of Sale and that have achieved Commencement of Operations.

“Portfolio Warranty” means the warranty provided for under Section 8.1 of the MESPA.

“Power Performance Warranty” is defined in Section 2.6.

“Power Performance Warranty Period” is defined in Section 2.6.

“Prudent Electrical Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by a significant portion of the grid-tied electrical generation industry operating in the United States as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such electrical generating facility, including any applicable practices, methods, acts, guidelines, standards and criteria of FERC, PJM, and all applicable Legal Requirements.

“Purchase Order” is defined in the MESPA.

“Purchase Price” is defined in the MESPA.

“QFCP” is defined in the recitals.

“QFCP Generator” is defined in the recitals.

“QFCP-RC Tariff” means DPL’s Service Classification “QFCP-RC” for REPS Qualified Fuel Cell Provider Projects as approved by the DPSC in Order no. 8062 dated October 18, 2011, as adopted and supplemented by DPSC’s Findings, Opinion and Order No. 8079, dated December 1, 2011.

“Qualified Fuel Cell Provider Project” is defined in the recitals.

“Representatives” of a Party means such Party’s authorized representatives, including its professional and financial advisors.

“REPS Act” means the Renewable Energy Portfolio Standards Act, as amended by S.B. 124, enacted July 10, 2011 (Title 26, Chap. 1, section 351 et seq. of the Code of the State of Delaware).

“Residual Value” means, for any Bloom System, [***]% of the Purchase Price for such Bloom System until [***], declining by [***]% (i.e. [***]) on [***]. (For example, [***]).

“Safe Harbor Equipment” means all parts and equipment to be used in Bloom Systems sold by BE to Owner pursuant to the December 30 Bill of Sale.

“Safe Harbor Systems” means all Bloom Systems sold by BE to Owner pursuant to the December 30 Bill of Sale.

“SCADA” means the supervisory control and data acquisition systems.

“Section 8.2(b) Warranty” is defined in the MESPA.

“Service Fees” is defined in Section 2.3.

“Service Provider” means an operation and maintenance contractor appointed by Operator and approved by Owner pursuant to Section 2.18.

“Service Technicians” is defined in Section 2.2(c).

“Site” means, as applicable, (a) the parcel of land leased from DPL to Owner under the DPL Site Lease and all easements appurtenant, easements in gross, license agreements and other rights running in favor of Owner which provide access to the applicable Facility, or (b) the parcel of land leased from the DDOT to Owner under the DDOT Site Lease and all easements appurtenant, easements in gross, license agreements and other rights running in favor of Owner which provide access to the applicable Facility, in each case on which BE shall install a Facility pursuant to the MESPA.

“Site Leases” means, collectively, the DPL Site Lease and the DDOT Site Lease.

“Tariffs” means the QFCP-RC Tariff and the Gas Tariff.

“Term” is defined in Section 3.1.

“Third Party Claim” means any claim, action, or proceeding made or brought by any Person who is not (a) a Party to this Agreement, (b) an Affiliate of a Party to this Agreement or (c) Mehetia Inc. or an Affiliate of Mehetia Inc. (and that is not a claim based on breach by the Indemnified Party of its obligations under this Agreement).

[***] Confidential Treatment Requested

“Training Materials” is defined in Section 2.17.

“Transaction Documents” means this Agreement, the Company LLC Agreement, the ECCA, the MESPA and the Administrative Services Agreement.

“Transmitting Utility” has the meaning set forth in the QFCP-RC Tariff.

“Warranty Period” means, (i) for each Bloom System, the period beginning on the day following the date that the “Warranty Period” for such Bloom System under and as defined in the MESPA has expired and ending on the twenty-first (21st) anniversary of the date of Commencement of Operations for such Bloom System and (ii) for the BOF, the period beginning on the day following the date that the Section 8.2(b) Warranty for such BOF has expired and ending on the twenty-first (21st) anniversary of such starting date.

“Warranty Specifications” means (a) that the Portfolio has (i) achieved the Minimum kWh as provided in Section 2.6 and (ii) performed at no less than the Minimum Efficiency Level as provided in Section 2.7 and (b) that Operator is in compliance with Section 2.8.

Section 1.2 Other Definitional Provisions.

(a) As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, financial and accounting terms not defined in this Agreement or in any such certificate or other document, and financial and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of financial and accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.

(b) The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term “including” will mean “including without limitation”.

(c) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(d) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means (unless otherwise indicated herein) such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(e) Any references to a Person are also to its permitted successors and assigns.

ARTICLE 2

FACILITY SERVICES

Section 2.1 In General. During the Warranty Period, Operator shall provide services to Owner so that the Portfolio meets the Warranty Specifications and so that the BOF will not cause the Portfolio to fail to perform in accordance with the Warranty Specifications, as more fully set forth in this Article 2 (such services, collectively, the “Facility Services”). The Facilities covered under this Agreement are set forth in Appendix C hereto, which may be amended from time to time by written agreement between the Parties.

Section 2.2 Operation and Maintenance Services. Operator is hereby granted the right and authority (and, to the extent necessary to carry out its functions hereunder, a limited power of attorney) and agrees, for the benefit of Owner, to operate safely and reliably the Facilities and to maintain during the Warranty Period in accordance with the terms of this Agreement each Facility in good condition and repair in accordance with the Warranty Specifications and Prudent Electrical Practices. During the Warranty Period, the specific responsibilities of Operator under this Agreement shall include the following:

(a) Facility Operations. Operator shall ensure that all Facility components are operated and maintained in a manner designed to meet the Efficiency Warranty and the Power Performance Warranty with a goal of achieving the performance levels assumed in the Base Case Model (as defined in the Company LLC Agreement).

(b) Facility Maintenance. Operator shall perform, or cause to be performed, all scheduled and unscheduled maintenance required on each Facility in order to meet the Warranty Specifications. In that regard, Operator’s responsibilities hereunder shall include, without limitation, promptly correcting any Bloom System or BOF malfunctions, either by (i) recalibrating or resetting the malfunctioning Bloom System or BOF, or (ii) repairing or replacing Bloom System or BOF components which are defective, damaged, worn or otherwise in need of replacement.

(c) Personnel. Operator shall ensure that all operations and maintenance functions contemplated by this Section are performed by technically competent and qualified personnel (the “Service Technicians”). Operator shall ensure that all Service Technicians: (i) participate in a maintenance training program and receive confirmation of having achieved the requisite level of proficiency for the tasks they are assigned to perform, and (ii) attend periodic “refresher” training programs. The Operator shall at all times retain an operations manager who shall be dedicated to the overall supervision and management of performance of its obligations under this Agreement.

(d) Spare Parts. Operator shall establish and maintain an adequate spare parts inventory, to be located at one or both Sites to serve exclusively the Facilities.

(e) Programs and Procedures. Prior to the date of the Commencement of Operations for the first Bloom System in the Portfolio, Operator shall have adopted and implemented programs and procedures intended to ensure safe and reliable operation of the Facilities.

The rights and obligations in this Section 2.2 are without duplication of the rights and obligations of Owner and Operator as Buyer and Seller under, and as defined in, the MESPA.

Section 2.3 Service Fees.

(a) Owner shall compensate Operator for the Facility Services for each Facility, on an annual basis at the rate specified in Exhibit A hereto (the “Service Fees”). With respect to each year of such Facility’s Warranty Period, the Service Fees shall be invoiced not later than thirty (30) days prior to the end of the calendar month in which the anniversary of the date of Commencement of Operations for such Bloom System occurred, and shall be payable within thirty (30) days of invoice. Interest shall accrue daily on the Service Fees not paid when due, at the lesser of the monthly rate of one and five-tenths percent (1.5%) or the highest rate permissible by law on such unpaid balance. Operator shall be under no obligation to provide or perform services hereunder for any Bloom System whose Service Fee has not been paid in full for the then-current warranty year.

(b) In connection with Facility Services for the BOF, Operator shall provide all required labor but shall charge Owner for, and Owner shall reimburse Operator for, the cost of all required spare parts. Billing for such spare parts shall be done in the same manner as Services Fees, as set forth in Section 2.3(a).

Section 2.4 Facility Services Warranty. During the Warranty Period, Operator shall perform the services to the Bloom Systems and the BOF necessary for the Portfolio to perform to the Warranty Specifications (the “System Service Warranty”). In the event that Owner desires Operator to service the Bloom Systems and the BOF beyond the Warranty Period, the rate for such time-based services will be quoted by Operator to Owner quarterly for the following quarter, and materials will be invoiced at the retail prices for such materials.

Section 2.5 Facility Service Warranty Claims.

(a) If Owner desires to make a Facility Service Warranty claim during the Warranty Period, Owner must notify Operator of the defect or other basis for the claim in writing.

(b) In the case of a claim relating to the Power Performance Warranty for a One- Month Power Performance Period or the Efficiency Warranty, upon receipt of such notice and verification by Operator that such One-Month Power Performance Warranty or Efficiency Warranty is applicable, Operator (or its designated subcontractor) or the Service Provider (or its designated subcontractor) will promptly repair or replace, at Operator’s sole option and discretion, any Bloom System whose repair or replacement is required in order for the Portfolio to perform consistent with the Power Performance Warranty or the Efficiency Warranty, as applicable. Owner is hereby notified that refurbished parts may be used in repair or replacement, but any such refurbished parts will have passed the same inspections and tests performed by Operator on its new parts of the same type before such refurbished parts are used in any repair. If such repair or replacement is not possible (as determined at Operator’s sole option and discretion), Operator will refund the Purchase Price of any such Bloom System to Owner notwithstanding Section 7.1, in which case Operator shall be deemed to have taken title to such Bloom System, and such Bloom System shall be deemed to no longer constitute a portion of the Portfolio. Operator shall make such determination as promptly as practicable, but in any event within 90 days of Operator’s receipt of notice of the claim unless the specific nature of the problem requires a longer period in which to make such determination. If it is determined that a Bloom System will be removed pursuant to this Section 2.5, Operator shall at its sole cost and expense remove the Bloom System and any other ancillary equipment (including the concrete pad and any other improvements to the Site to extent required under the Site Lease) from the Site, restoring the Site to its condition before the installation, including closing all utility connections in the manner required by all applicable Legal Requirement and Site Lease.

(c) In the case of a claim relating to the Power Performance Warranty for a One-Year Power Performance Warranty Period, upon receipt of such notice and verification that such One-Year Power Performance Warranty is applicable, Operator shall make a payment to Owner in an amount to be calculated pursuant to Section 2.6; provided that the cumulative aggregate amount of Operator’s liability for all claims under this Section 2.5(c) shall not exceed [***] of the aggregate Purchase Price of all Bloom Systems in the Portfolio during the applicable period and the purchase price under the December 30 Bill of Sale (inclusive of any amounts paid or for which a pending claim has been made under the Power Performance Warranty or the Section 8.2(b) Warranty, as applicable, under the MESPA).

Section 2.6 Power Performance Warranty. During the Warranty Period, Operator shall determine (i) for each full calendar month (the “One-Month Power Performance Warranty Period”) within five (5) Business Days after the end of such month and (ii) for the most recent Look Back Period (the “One-Year Power Performance Warranty Period”, and, together with the One-Month Power Performance Warranty Period, each a “Power Performance Warranty Period”), whether the Bloom Systems in the Portfolio during such Power Performance Warranty Period have delivered to the Interconnection Point the Minimum kWh during such Power Performance Warranty Period (the “Power Performance Warranty”). If such Power Performance Warranty calculation indicates that the Actual kWh of the Bloom Systems was less than the Minimum kWh during such Power Performance Warranty Period, then Operator shall so notify Owner in writing of the basis of its determination and Owner may make a claim under Section 2.5. An example of a Power Performance Warranty calculation for purposes of a Section 2.5 claim is attached as Appendix D.

Section 2.7 Efficiency Warranty. During the Warranty Period, Operator shall determine for each full calendar month (the “Efficiency Warranty Period”) within five (5) Business Days after the end of such month whether the Portfolio has performed at the Minimum Efficiency Level (the “Efficiency Warranty”); provided that the Efficiency Bank shall be utilized to the extent necessary to meet the Efficiency Warranty. If the Minimum Efficiency Level has

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not been met during such Efficiency Warranty Period, then Operator shall so notify Owner in writing of the basis of its determination and Owner may make a claim under Section 2.5. An example of an Efficiency Warranty calculation for purposes of a Section 2.5 claim is attached as Appendix E.

Section 2.8 Gas Payment Shortfall. During the Warranty Period, Operator shall perform such services on the Bloom Systems as shall cause the Efficiency Bank to maintain a positive balance at all times. If the Efficiency Bank reaches a balance of less than zero during the Warranty Period, Operator shall reimburse Owner for any Gas Payment Shortfall that Owner incurs within ten (10) days after Owner provides notice to Operator of such shortfall amount; provided that Operator’s cumulative aggregate liability under this Section 2.8 plus any payments required to be made by Operator under Section 2.5(c) shall not exceed an amount equal to [***], less (ii) the aggregate of all amounts paid by Operator (or claimed against Operator in the case of any claims that are pending at the time of such calculation) with respect to claims under Section 2.5(c) hereunder or Sections 8.2(b) and 8.3(c) of the MESPA. An example of a Gas Payment Shortfall calculation for purposes of a Section 2.8 claim is attached as Appendix F.

Section 2.9 Exclusions. The Facility Service Warranty shall not cover any obligations on the part of Operator caused by or arising from (a) Owner’s (as opposed to Operator, Operator’s Affiliate, the Service Provider or subcontractor acting as operator under this Agreement) failure to properly protect the Bloom Systems from vandalism or other third-party’s actions or omissions, (b) Owner’s (as opposed to Operator, Operator’s Affiliate, the Service Provider or subcontractor acting as operator under this Agreement) failure to use the specified input fuel; (c) Owner’s (as opposed to Operator, Operator’s Affiliate, the Service Provider or subcontractor acting as operator under this Agreement) removal of any safety devices, (d) any conditions caused by unforeseeable movement in the environment in which the Bloom Systems are installed, (e) accidents, abuse, neglect, improper third party testing, vandalism, Force Majeure Events or acts of third parties, (f) DPL’s failure to comply with Operator’s gas delivery, quality or pressure requirements, (g) installation, operation, repair or modification of the Bloom Systems by anyone other than Operator or (h) any defect in construction materials or workmanship of the BOF or any deficiency in design of the BOF by BE, provided that the exclusions in this clause (h) shall not extend to any Portfolio Warranty claim to the extent caused by or arising from (A) any defect in construction materials or workmanship of the BOF or (B) any deficiency in design of the BOF by BE, in each case during the period while either the Section 8.2(b) Warranty or the warranty under Section 2.5(c) is in effect. OPERATOR SHALL HAVE NO OBLIGATION UNDER THE FACILITY SERVICE WARRANTY AND MAKES NO REPRESENTATION AS TO FACILITIES WHICH HAVE BEEN OPENED OR MODIFIED BY OWNER OR ANYONE OTHER THAN OPERATOR, OPERATOR’S AFFILIATE, THE SERVICE PROVIDER OR SUBCONTRACTOR, ACTING AS OPERATOR UNDER THIS AGREEMENT, ANY PERSON ACTING AS AN OPERATOR UNDER THIS AGREEMENT (OR ANY SUCCESSOR AGREEMENT TO THIS AGREEMENT) OR ANY OF SUCH PERSON’S REPRESENTATIVES.

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Section 2.10 No Duplication of Terms. Notwithstanding anything to the contrary in this Agreement, to the extent that all or any portion of the Facility Service Warranty, a Gas Payment Shortfall payment or any other warranty, guarantee or indemnification provision set forth herein is duplicative of any warranty, guarantee or indemnification coverage provided under the MESPA, the Parties acknowledge and agree that Owner shall be entitled to make only a single claim under either this Agreement or the MESPA, as applicable, and that limitations of liability set forth in each such agreement are to be calculated on an aggregate basis taking into account all claims for indemnification, warranty or otherwise (if any) made under this Agreement and the MESPA.

Section 2.11 Title. Title to all items, parts, materials and equipment supplied under or pursuant to this Agreement to Owner shall transfer to Owner upon installation or inclusion in a Facility.

Section 2.12 Record-Keeping Documentation.

(a) Operator shall ensure that operation, service and maintenance records concerning Operator’s activities hereunder are properly created and maintained at all times. Such records shall include, but not be limited to, the following:

(i) a separate “Maintenance Specification Log” for each Bloom System in a paper or electronic format (with entries made for each inspection, including any discrepancies found during such inspection), a copy of which shall be submitted, in paper or electronic format, to Owner along with the corresponding Annual Reports;

(ii) a Site service report completed in respect of each inspection, repair, replacement, service or other activity or observation made by Operator in connection with its responsibilities hereunder, detailing the nature of the problems detected and the specifics of the problem resolution and submitted to Owner within ten (10) Business Days of the date when a service technician is dispatched to the site in response to a Bloom System or BOF fault or routine inspection or service;

(iii) an annual report submitted to Owner within forty-five (45) Business Days after the end of each calendar year (“Annual Report”) containing sufficient information, detail and documentation as may be requested by Owner relating to the operating performance of the Bloom System for the preceding calendar year; and

(iv) all records and data that must be timely produced and turned over to (A) DPL pursuant the QFCP-RC Tariff (including without limitation, the Heat Rate calculations as set forth in QFCP-RC Tariff Section C., and monthly documentation of PJM Revenues as set forth in QFCP-RC Tariff Section H.) and the DPL Agreements, (B) PJM pursuant to the PJM Agreements or (C) the Owner’s Lender pursuant to the Credit Documents; and

(v) such other reports and/or documentation prepared by Operator concerning its activities hereunder as may be reasonably required of an “Operator” of a Qualified Fuel Cell Project under the REPS Act and the QFCP-RC Tariff or as requested by Owner from time to time.

(b) All such records required to be created and maintained pursuant to Section 2.12(a) shall be kept available at the Operator’s office and made available for the Owner’s inspection upon request at all reasonable times. Any documentation prepared by Operator during the Term for the purposes of this Agreement, excluding the Training Materials, shall be directly prepared for Owner’s benefit and immediately become Owner’s property. Any such documentation shall be stored by Operator on behalf of Owner until its final delivery to Owner. Operator may retain a copy of all records related to each Facility for future analysis.

Section 2.13 Remote Monitoring. For purposes of determining when repair services are necessary, Operator shall monitor and evaluate the information gathered through remote monitoring of each Facility as well as the maintenance and inspection Site visits.

Section 2.14 Permits.

(a) Operator shall be responsible, at its sole cost and expense, for maintaining and complying with all Permits required to perform the Facility Services under this Agreement;

(b) Owner agrees to cooperate with and assist Operator in obtaining all Permits.

Section 2.15 Intentionally deleted.

Section 2.16 Performance Standards. For the purpose of this Agreement, the Operator shall perform under this Agreement in accordance and consistent with each of the following (unless the context requires otherwise): (A) permitted plans and specifications applicable to each Facility; (B) the manufacturer’s recommendations with respect to all equipment and all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the manufacturer, provided they are consistent with generally accepted practices in the fuel cell industry; (C) the requirements of all applicable insurance policies; (D) preserving all rights to any incentive payments, warranties, indemnities or other rights or remedies, and enforcing or assisting with the enforcement of the applicable warranties, making or assisting in making all claims with respect to all insurance policies; (E) all Legal Requirements and Permits/Governmental Approvals, (F) the PJM Agreements and the DPL Agreements; (G) any applicable provisions of the Site Leases, including any landlord rules and regulations, and (H) Prudent Electrical Practices (collectively, the “Performance Standards”); provided, however, that meeting these requirements shall not relieve Operator of its other obligations under this Agreement.

Section 2.17 Rights to Deliverables. Owner agrees that Operator shall retain all rights, title and interest, including intellectual property rights, in any Training Materials in connection with the services performed hereunder. Operator grants to Owner the limited right to use any Training Materials which are provided under this Agreement, and Owner agrees that upon termination of this Agreement for any reason, Owner shall return all Training Materials, including any copies, to Operator. Owner will not make copies nor will it permit its employees, contractors, affiliates, or representatives to make copies of any Training Materials without Operator’s prior written consent. “Training Materials” means any and all materials, documentation, notebooks, forms, diagrams, manuals and other written materials and tangible objects, describing how to maintain the Facilities, including any corrections, improvements and enhancements thereto to the Bloom Systems which are delivered by Operator to Owner, but excluding any data and reports delivered to Owner.

Section 2.18 Appointment of Service Provider. Operator may appoint an unrelated third party, who is appropriately qualified, licensed, and financially responsible, to operate and maintain the Facilities throughout the Term (a “Service Provider”). Operator shall submit such appointment of any Service Provider to Owner for its prior written approval, which approval shall not be unreasonably withheld or delayed, and if applicable, to PJM and/or DPL. No such appointment nor the approval thereof by Owner, however, shall relieve Operator of any liability, obligation, or responsibility resulting from a breach of this Agreement.

Section 2.19 Operating Budget. Operator shall operate and maintain the Portfolio, or cause the Portfolio to be operated and maintained, within amounts for (a) any Operating Budget Category (as defined in the Credit Documents) that is applicable to the Facility Services not to exceed [***] (on a year-to-date basis) and (b) for all Operating Budget Categories (or such Operating Budget Categories applicable to the Facility Services) not to exceed [***] (on a year-to-date basis), in each case of the amounts budgeted therefor as set forth in the then-current Annual Operating Budget (as defined in the Credit Documents).

ARTICLE 3

TERM

Section 3.1 Term. The term of this Agreement (the “Term”) (a) shall commence on the first day of the Warranty Period for the first Bloom System to achieve Commencement of Operation and (b) shall, unless terminated earlier under Section 4.1 of this Agreement or unless extended by mutual agreement of the Parties, terminate on the date that is the last day of the Warranty Period for the last Bloom System to achieve Commencement of Operation.

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ARTICLE 4

TERMINATION

Section 4.1 Default.

(a) Operator Default. Any of the following shall constitute an “Operator Default”:

(i) If Operator: (a) admits in writing its inability to pay its debts generally as they become due; (b) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof; (c) makes an assignment for the benefit of creditors; (d) consents to the appointment of a receiver of the whole or any substantial part of its assets; (e) has a petition in bankruptcy filed against it, and such petition is not dismissed within ninety (90) days after the filing thereof; or if (f) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of Operator’s assets, and such order, judgment or decree is not vacated or set aside or stayed within ninety (90) days from the date of entry thereof; or (g) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of Operator’s assets and such custody or control is not terminated or stayed within ninety (90) days from the date of assumption of such custody or control;

(ii) unless due to a Force Majeure Event, the failure of Operator to perform or cause to be performed any other obligation required to be performed by Operator under this Agreement, or the failure of any representation and warranty set forth herein to be true and correct in all material respects as and when made; provided, however, that if such failure by its nature can be cured, then Operator shall have a period of thirty (30) days after receipt of written notice of such failure to cure the same and a Operator Default shall not be deemed to exist during such period; provided, further, that if Operator commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for sixty (60) additional days; or

(iii) a Force Majeure Event occurs which prevents Operator from performing its material obligations under this Agreement for a continuous period of at least one hundred eighty (180) days and Owner reasonably concludes such prevention is not reasonably likely to be remedied within a further period of one hundred eighty (180) days.

(b) Owner Default. Any of the following shall constitute an “Owner Default”:

(i) The failure of Owner to pay any amounts owing to Operator on or before the day following the date on which such amounts are due and payable under the terms of this Agreement and Owner’s failure to cure each such failure within ten (10) days after Owner receives written notice from Operator of each such failure; or

(ii) unless due to a Force Majeure Event, the failure of Owner to perform or cause to be performed any other obligation required to be performed by Owner under this Agreement, or the failure of any representation and warranty set forth herein to be true and correct in all material respects as and when made; provided, however, that if such failure by its nature can be cured, then Owner shall have a period of thirty (30) days after receipt of written notice of such failure to cure the same and an Owner Default shall not be deemed to exist during such period; provided, further, that if Owner commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for sixty (60) additional days.

(c) Owner’s Remedies Upon Occurrence of a Operator Default. If an Operator Default has occurred under Section 4.1(a)(i) or (a)(iii), Owner may terminate this Agreement by written notice, and assert all rights and remedies available to Owner under Legal Requirements subject to the limitations of liability set forth in Section 7.1. If an Operator Default has occurred under Section 4.1(a)(ii), Owner may terminate this Agreement only with respect to those Bloom Systems for which such Operator Default occurred (unless such Operator Default relates to ten (10) or more Bloom Systems, in which case Owner may terminate this Agreement with respect to all Bloom Systems) by written notice, and assert all rights and remedies available to Owner under Legal Requirements (other than the termination or suspension of this Agreement in its entirety, except where ten (10) or more Bloom Systems are involved), subject to the limitations of liability set forth in Section 7.1.

(d) Operator’s Remedies Upon Owner Default.

(i) If an Owner Default has occurred under Section 4.1(b)(i) or (b)(ii), Operator may terminate this Agreement only with respect to those Bloom Systems for which such Owner Default occurred (unless such Owner Default relates to ten (10) or more Bloom Systems, in which case Operator may terminate this Agreement with respect to all Bloom Systems) by written notice, and assert all rights and remedies available to Operator under Legal Requirements (other than the termination or suspension of this Agreement in its entirety, except where ten (10) of more Bloom Systems are involved), subject to the limitations of liability set forth in Section 7.1.

(e) Preservation of Rights. Termination of this Agreement shall not affect any rights or obligations as between the Parties which may have accrued prior to such termination or which expressly or by implication are intended to survive termination whether resulting from the event giving rise to termination or otherwise.

Section 4.2 Termination of Warranties. Notwithstanding anything to the contrary in this Agreement or the MESPA, each of the Facility Service Warranty, the Efficiency Warranty, and the Power Performance Warranty shall terminate with respect to a Bloom System immediately upon termination of the Warranty Period for such Bloom System; provided that any claims under this Agreement that accrued before such termination shall survive such termination until the resolution of those claims. Operator shall be under no obligation for any Facility Service Warranty, Efficiency Warranty or Power Performance Warranty for a Bloom System during any period for which such Bloom System’s Service Fees have not been paid in full.

Section 4.3 Replacement of Agreement. Notwithstanding anything to the contrary in this Agreement and in furtherance of continuing qualification under the QFCP-RC Tariff, in the event of the early termination of this Agreement pursuant to Article 4 hereof, BE and Operator agree to use commercially reasonable efforts to cooperate with Owner to facilitate Owner entering into a new agreement with a third party operator governing operation and maintenance services to be provided to Owner on terms substantially similar to the terms of this Agreement, so that such replacement Operator shall be deemed a QFCP.

ARTICLE 5

DATA ACCESS

Section 5.1 Access to Data and Meters. Throughout the Term, and thereafter to the extent relevant to calculations necessary for periods prior to the end of the Term and subject to any confidentiality obligation owed to any third party and/or any restrictions on the disclosure of information which may be subject to intellectual property rights restricting disclosure:

(a) Owner shall grant Operator access to all data relating to the electricity production of each Bloom System, it being understood that it is Operator’s responsibility to determine the performance of the Bloom System, and any other calculations as required under this Agreement, and that it is Owner’s responsibility to handle all accounting and invoicing activities; and

(b) Owner shall allow Operator access to all data from all Facility Meters.

Operator shall be entitled to use the foregoing data for its internal purposes and make such data available to third parties for analysis.

ARTICLE 6

INDEMNITY

Section 6.1 Indemnification of Operator by Owner. Owner shall indemnify, defend and hold harmless Operator, its officers, directors, employees, shareholders, Affiliates and agents (each, a “Operator Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Operator Indemnitee arising out of any Third Party Claims against a Operator Indemnitee to the extent arising out of or in connection with (i) Owner’s breach of its representations, warranties or covenants in this Agreement, (ii) the negligent or intentional acts or omissions of Owner or its subcontractors, agents or employees or others under Owner’s control or (iii) a breach by Owner of its obligations hereunder, provided that Owner shall have no obligation to indemnify Operator for any negligence, fraud or willful misconduct of any Operator Indemnitee or the breach by Operator of any Operator Indemnitee of its covenants and warranties under this Agreement or any other Transaction Document.

Section 6.2 Indemnification of Owner by Operator. Operator shall indemnify, defend and hold harmless Owner, its members, managers, officers, directors, employees, Affiliates and agents (each, an “Owner Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Owner Indemnitee arising out of any Third Party Claims against an Owner Indemnitee to the extent arising out of or in connection with (i) Operator’s breach of its representations, warranties or covenants in this Agreement, (ii) the negligent or intentional acts or omissions of Operator or its subcontractors, agents or employees or others under Operator’s control or (iii) a breach by Operator of its obligations hereunder; provided that

Operator shall have no obligation to indemnify Owner for any negligence, fraud or willful misconduct of any Owner Indemnitee, the breach by Owner of its covenants and warranties under this Agreement or the inability to utilize any tax benefits (for the avoidance of doubt, the Grant is not considered a tax benefit).

Section 6.3 Indemnity Claims Procedure. If any indemnifiable claim is brought against a Party (the “Indemnified Party”), then the other Party (the “Indemnifying Party”) shall be entitled to participate in, and, unless in the opinion of counsel for the Indemnifying Party a conflict of interest between the Parties may exist with respect to such claim, assume the defense of such claim, with counsel reasonably acceptable to the Indemnifying Party. If the Indemnifying Party does not assume the defense of the Indemnified Party, or if a conflict precludes the Indemnifying Party from assuming the defense, then the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the Indemnified Party’s defense through separate counsel of the Indemnified Party’s choice. Even if the Indemnifying Party assumes the defense of the Indemnified Party with acceptable counsel, the Indemnifying Party, at its sole option, may participate in the defense, at its own expense, with counsel of its own choice without relieving the Indemnifying Party of any of its obligations hereunder.

Section 6.4 No Duplication of Claims. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that no claiming or indemnified party shall be entitled to a double recovery under the indemnification provisions of this Agreement and the indemnification provisions of the MESPA.

ARTICLE 7

LIMITATIONS ON LIABILITY

Section 7.1 Aggregate Limit of Liability.

(a) Notwithstanding anything to the contrary in this Agreement, in no event shall a Party be liable to the other Party for an aggregate amount in excess of the Maximum Liability; provided that such limitation of liability shall not apply to any liability that is the result of (i) gross negligence, fraud or willful misconduct of a Party, (ii) a Third Party Claim, (iii) the failure to pay the Service Fees (which amount shall not be included in calculating Owner’s Maximum Liability), (iv) a claim of Owner against BE or Operator in the event of any breach, default or misrepresentation of any representation and warranty or covenant set forth in Section 8.2(e) or (v) a claim of Owner against BE or Operator under Section 2.8. Subject always to the Maximum Liability limitations set forth in the preceding sentence, except for damages specifically provided for in this Agreement or in connection with the indemnification for damages awarded to a third party under a Third Party Claim, damages hereunder are limited to direct damages, and in no event shall a Party be liable to the other Party, and the Parties hereby waive claims, for (a) indirect, punitive, special or consequential damages or loss of profits; provided, however, that the loss of profits language set forth in this Section 7.1 shall not be interpreted to exclude from Indemnifiable Losses any claim, demand, suit, loss, liability, damage, obligation, payment, cost or expense (including the cost and expense of any action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) that would otherwise be included in the definition of Indemnifiable Losses because they result from a reduction in the profits of Owner, Diamond State Generation Holdings, LLC, or both, and (b) losses or liabilities incurred by the officers, directors, members, managers, partners, shareholders or Affiliates of such Party (unless on behalf of Owner).

(b) Notwithstanding anything to the contrary provided herein, in no event shall Operator be liable under this Agreement (including with respect to its obligations related to the Facility Service Warranty, the Power Performance Warranty or Warranty Specification) for (i) any failure of or damage to the Bloom System or (ii) any obligations on the part of Operator (including internal rate of return or other financial metrics or any obligations to deliver power to Owner or service the Bloom System) caused by or arising from (A) Owner’s (as opposed to Operator or Operator’s Affiliate or subcontractor acting as operator under this Agreement) failure to properly protect the Bloom Systems from vandalism or other third-party’s actions or omissions, (B) Owner’s (as opposed to Operator or Operator’s Affiliate or subcontractor acting as operator under this Agreement) failure to use the specified input fuel; (C) Owner’s (as opposed to Operator or Operator’s Affiliate or subcontractor acting as operator under this Agreement) removal of any safety devices, (D) Force Majeure Events, (E) installation, operation, repair or modification of the Bloom Systems by anyone other than Operator or Operator’s authorized agents or Owner’s operator acting pursuant to a operating and maintenance agreement provided such operator is acting in accordance with Prudent Electrical Practices and information or materials supplied by Operator or its Affiliates, or (F) any defect in construction materials or workmanship of the BOF or any deficiency in design of the BOF by BE, provided that the exclusions in this clause (F) shall not extend to any warranty claim to the extent caused by or arising from (1) any defect in construction materials or workmanship of the BOF or (2) any deficiency in design of the BOF by BE, in each case during the period while the MESPA Section 8.2(b) Warranty is in effect. OPERATOR SHALL NOT BE RESPONSIBLE FOR DAMAGE TO BLOOM SYSTEMS OR THEIR COMPONENTS DUE TO THEIR OPENING OR MODIFICATION BY OWNER OR ANYONE OTHER THAN OPERATOR, OPERATOR’S AFFILIATE, THE SERVICE PROVIDER OR SUBCONTRACTOR, ACTING AS OPERATOR UNDER THIS AGREEMENT, ANY PERSON ACTING AS AN OPERATOR UNDER THIS AGREEMENT (OR ANY SUCCESSOR AGREEMENT TO THIS AGREEMENT) OR ANY OF SUCH PERSON’S REPRESENTATIVES. Except for Owner’s payment of money to Operator, and subject to Section 9.19 hereof, neither Party shall be liable under any circumstance, nor be deemed to be in breach of this Agreement, for any delay or failure in performance or interruption of service resulting from any Force Majeure Event, or any other cause or causes which are beyond such Party’s reasonable control.

Section 7.2 No Duplication of Claims. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the limitations of liability set forth in this Agreement and the MESPA are to be calculated on an aggregate basis taking into account all claims (if any) made under this Agreement and the MESPA.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Section 8.1 Representations and Warranties of Owner. Owner represents and warrants to Operator as follows:

(a) Organization. Owner is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its business as currently conducted.

(b) Authority. Owner has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Owner of this Agreement and the consummation by Owner of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action required on the part of Owner and this Agreement has been duly and validly executed and delivered by Owner. This Agreement constitutes the legal, valid and binding agreement of Owner, enforceable against Owner in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violation. Neither the execution, delivery and performance by Owner of this Agreement nor the consummation by Owner of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Formation or the limited liability company agreement of Owner, or (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Owner is a party or by which any of its assets are bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to Owner.

(d) Legal Proceedings. There are no pending or, to Owner’s knowledge, threatened claims, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting Owner which challenges the enforceability of this Agreement or the ability of Owner to consummate the transactions contemplated hereby.

(e) DISCLAIMERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 8.1 AND THE OTHER TRANSACTION DOCUMENTS, OWNER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT.

Section 8.2 Representations and Warranties of Operator. Operator represents and warrants to Owner as follows:

(a) Incorporation; Qualification. Operator is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its business as currently conducted. Operator is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that its business, as currently being conducted, shall require it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Operator’s ability to perform its obligations under this Agreement.

(b) Authority. Operator has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated thereby. The execution and delivery by Operator of this Agreement and the consummation by Operator of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action required on the part of Operator and this Agreement have been duly and validly executed and delivered by Operator. This Agreement constitutes the legal, valid and binding agreement of Operator, enforceable against Operator in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement nor the consummation by Operator of the transactions contemplated thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Operator, (ii) with or without the giving of notice or lapse of time or both, conflict with, result in any violation or breach of, constitute a default under, result in any right to accelerate, result in the creation of any Lien on Operator’s assets, or create any right of termination under the conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Operator is a party or by which it, or any material part of its assets may be bound, in each case that would individually or in the aggregate result in a Material Adverse Change with respect to Operator; or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to Operator, which violations, individually or in the aggregate, would result in a Material Adverse Change with respect to Operator.

(d) Legal Proceedings. There are no pending or, to Operator’s knowledge, threatened claims, disputes, governmental investigations, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against or otherwise affecting Operator which challenges the enforceability of this Agreement or the ability of Operator to consummate the transactions contemplated thereby.

(e) QFCP Tariff. Operator represents and warrants to Owner that, during the Term, the Portfolio shall not fail to receive full payment and service under the Tariffs for any of the following reasons:

(i) Operator shall not remain a Qualified Fuel Cell Provider throughout the original term of the QFCP Tariff.

(ii) Operator shall take any action which causes or is likely to cause: (i) Owner not to qualify (or lose qualification) for service under the QFCP Tariff or (ii) the Portfolio not to qualify (or lose qualification) as a Qualified Fuel Cell Project.

(iii) Operator shall have not complied with any of its obligations under the Letter Agreement (including, if so required by the State of Delaware, posting the security referred to in the Letter Agreement upon or prior to the Commencement of Operation of the first Bloom System).

(f) DISCLAIMERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 8.2 AND THE OTHER TRANSACTION DOCUMENTS, OPERATOR EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Owner and Operator. To the extent that this Agreement must be modified in order to maintain service under the Tariffs, the Parties shall exercise their commercially reasonable efforts to amend the Agreement to continue such service.

Section 9.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but any such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally or by facsimile transmission with completed transmission acknowledgment, or when delivered or when delivery is refused if mailed by overnight delivery via a nationally recognized courier or registered or certified first class mail (return receipt requested), postage prepaid, to the recipient Party at its below address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided; however, that notices of a change of address shall be effective only upon receipt thereof):

To Operator:	Bloom Energy Corporation
1299 Orleans Drive
Sunnyvale, CA 94089-1137
Attention: [***]
Telephone: [***]
Fax: [***]
Email: [***]

To Owner:	Diamond State Generation Partners, LLC
c/o Bloom Energy Corporation
1299 Orleans Drive
Sunnyvale, CA 94089-1137
Attention: [***]
Telephone: [***]
Fax: [***]

Section 9.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (including by operation of law), but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, whether by operation of law or otherwise, without the prior written consent of the other Party; provided that either Party may collaterally assign its rights under this Agreement to any party providing debt or equity financing to such Party without the consent of the other Party. Notwithstanding the foregoing sentence, Operator shall be entitled to assign its right, title and interest in and to this Agreement to an Affiliate under common ownership with Operator; provided that such assignment will not disqualify or otherwise impair either the Owner or the Portfolio from receiving service under the QFCP-RC Tariff.

Section 9.5 Dispute Resolution; Governing Law. In the event a dispute, controversy or claim arises hereunder, including any claim whether in contract, tort (including negligence), strict product liability or otherwise, the aggrieved Party will promptly provide written notification of the dispute to the other Party within ten (10) days after such dispute arises. Thereafter, a meeting shall be held promptly between the Parties, attended by representatives of the Parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the Parties are not successful in resolving a dispute within twenty-one (21) days, then, subject to the limitations on remedies set forth in Section 4.1 and Article 7, either Party may pursue whatever rights it has available under this Agreement, at law or in equity.

Section 9.6 Governing Law, Jurisdiction, Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION

[***] Confidential Treatment Requested

OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile will be considered original signatures, and each Party shall thereafter promptly deliver original signatures to the other Party.

Section 9.8 Interpretation. The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.9 Appendices and Exhibits. Except as otherwise provided in this Agreement, all exhibits and appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement.

Section 9.10 Entire Agreement.

(a) This Agreement, the MESPA and the exhibits, schedules, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement.

(b) Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those repeated in this Agreement and any other agreement entered into on the date of this Agreement between the Parties) made by or on behalf of any other Party at any time before the signature of this Agreement. Each Party waives all rights and remedies which, but for this clause (b), might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

Section 9.11 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Owner and Operator, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Owner and Operator hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

Section 9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 9.13 Attorneys’ Fees. If any action or proceeding to enforce this Agreement or any provision hereof is brought by any Party, the prevailing Party shall be entitled to recover from the non prevailing Party its attorneys’ fees and its costs and expenses of suit, including actual attorneys’ and consultants’ fees. In the event that any Party secures a judgment in any proceeding brought to enforce or interpret this Agreement, then any cost of expense incurred in enforcing or in successfully appealing from such judgment, including actual attorneys’ fees shall be paid by the Party against whom such judgment has been rendered or against whom an appeal is won, and shall be recoverable separately from and in addition to any other amount included in such judgment.

Section 9.14 Further Assurances. Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.

Section 9.15 Independent Contractors. The Parties acknowledge that, save as expressly set out in this Agreement to the contrary, each Party is entering into this Agreement as an independent contractor and nothing in this Agreement shall be interpreted or applied so as to make the relationship of any of the Parties that of partners, joint ventures or anything other than independent contractors.

Section 9.16 No Contract for the Sale of Goods. Both Parties agree that this Agreement relates predominantly to the rendition of services accompanied only by the incidental sale of parts for the Bloom Systems; and therefore, this Agreement is not subject to the Delaware Uniform Commercial Code or any other commercial code for the sale of goods. The Parties expressly disclaim, to the extent permitted under applicable law, any and all provisions of the Uniform Commercial Code of any state or other applicable law relating to the commercial sale of goods.

Section 9.17 Time of Essence. Time is of the essence with respect to all matters contained in this Agreement.

Section 9.18 Confidentiality.

(a) Confidential Information. Subject to the other terms of this Section 9.18, the Parties shall, and shall cause their Affiliates and their respective stockholders, members, Subsidiaries and Representatives to, hold confidential all information they may have or obtain concerning Operator and Owner and their respective assets, business, operations or prospects or this Agreement (the “Confidential Information”), including, but not limited to, all software, documentation, financial, marketing and nonpublic PJM Grid data and other business information, all data related to the internal design and performance of the Bloom Systems and any other material or information that is either marked as confidential or disclosed under circumstances that one would reasonably expect it to be confidential. Furthermore, Owner agrees that the Bloom Systems and services performed hereunder contain Operator’s valuable trade secrets, and further, Owner agrees to maintain the secrecy of and not disclose without the express written permission of Operator any trade secrets which Owner may have received from Operator; provided, however, that Confidential Information shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by a Party or any of its Representatives or (B) is or becomes available to a Party or any of its Representatives on a nonconfidential basis prior to its disclosure by the other Party or its Representatives.

(b) Legally Compelled Disclosure. Confidential Information may be disclosed (A) as required or requested to be disclosed by a Party or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, the Financial Industry Regulatory Authority, Inc. or other regulatory authority or self-regulatory authority having jurisdiction over such Party, (B) as required or requested by the IRS, the Department of Justice or the Office of the Inspector General in connection with a Grant, or tax credits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit, or (C) as reasonably required by the DPL Agreements, the PJM Agreements or the Tariffs. If a Party becomes compelled by legal or administrative process to disclose any Confidential Information, such Party shall, to the extent permitted by Legal Requirements, provide the other Party with prompt notice so that the other Party may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 9.18(b) with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Party waive compliance with the non-disclosure provisions of this Section 9.18(b) with respect to the information required to be disclosed, the first Party shall furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and shall exercise reasonable efforts, at the expense of the Party whose Confidential Information is being disclosed, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (B) above, to obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code.

(c) Disclosure to Representatives. Notwithstanding the foregoing, a Party may disclose Confidential Information received by it to its actual or potential financing parties and its and their employees, consultants, legal counsel or agents who have a need to know such information; provided that such Party informs each such Person who has access to the Confidential Information of the confidential nature of such Confidential Information, the terms of this Agreement, and that such terms apply to them. The Parties shall use commercially reasonable efforts to ensure that each such Person complies with the terms of this Agreement and that any Confidential Information received by such Person is kept confidential.

(d) Other Permitted Disclosures. Nothing herein shall be construed as prohibiting a Party from using such Confidential Information in connection with (i) any claim against another Party and (ii) any exercise by a Party of any of its rights hereunder, (iii) a financing or proposed financing by Operator or Owner or their Affiliates; (iv) a disposition or proposed disposition by Operator or any Affiliate of Operator of all or a portion of such Person’s direct or indirect equity interest in Operator and (v) a disposition or proposed disposition by any direct or indirect Affiliate of Owner of all or a portion of such Person’s equity interests in Owner; provided that, in the case of items (iii), (iv) and (v), the potential purchaser has entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions before any such information may be disclosed and such confidentiality agreement has been provided to the non-disclosing Party.

Section 9.19 Force Majeure. If either Party is rendered wholly or partially unable to perform any of its obligations under this Agreement by reason of a Force Majeure Event, that Party (the “Claiming Party”) will be excused from whatever performance is affected by the Force Majeure Event to the extent so affected; provided, however, that: (i) the Claiming Party, within a reasonable time after the occurrence of such Force Majeure Event gives the other Party notice describing the particulars of the occurrence; (ii) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; (iii) no liability of either Party for an event that arose before the occurrence of the Force Majeure Event shall be excused as a result of the Force Majeure Event; (iv) the Claiming Party shall exercise commercially reasonable efforts to correct or cure the event or condition excusing performance and resume performance of all its obligations; and (v) when the Claiming Party is able to resume performance of its obligations under this Agreement, the Claiming Party shall promptly give the other Party notice to that effect and shall promptly resume performance.

Section 9.20 Right of Offset. Owner at its sole option is hereby authorized to setoff any amounts owed Owner under the MESPA or this Agreement, as applicable, against any amounts owed by Owner to Operator under the MESPA or this Agreement. The rights provided by this paragraph are in addition to and not in limitation of any other right or remedy (including any right to set-off, counterclaim, or otherwise withhold payment) to which a Owner may be entitled (whether by operation of law, contract or otherwise).

Section 9.21 No Liens. To the extent that Operator has actual knowledge that any of its subcontractors has placed any Lien on a Bloom System or the Site for such Bloom System, then Operator shall promptly cause such Liens to be removed or bonded over in a manner reasonably satisfactory to Owner.

Section 9.22 Insurance. At all times during the Term without cost to Owner, Operator shall maintain in force the following insurance, which insurance shall not be subject to cancellation, termination or other material adverse changes unless the insurer delivers to Owner written notice of the cancellation, termination or change at least thirty (30) days in advance of the effective date of the cancellation, termination or material adverse change:

(a) Worker’s Compensation Insurance as required by the laws of the state where Operator’s facilities are located;

(b) Employer’s liability insurance with limits not less than One Million Dollars ($1,000,000); and

(c) Commercial General Liability Insurance, including bodily injury and property damage liability including premises operations, contractual liability endorsements, products liability and completed operations with limits not less than Five Million Dollars ($5,000,000).

Operator shall cause Owner (and such additional parties as Owner designates in writing) to be named additional insured(s), must be written as primary policy not contributing to or in excess of any policies carried by the Owner, and each contain a waiver of subrogation endorsement, in form and substance reasonably satisfactory to the Owner, in favor of the Owner.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have executed this Master Operation and Maintenance Agreement as of the date first above written.

BLOOM ENERGY CORPORATION

By:	/s/ Martin Collins

Name:
Title:

[Signature Page to the Master Operation and Maintenance Agreement]

DIAMOND STATE GENERATION PARTNERS, LLC

By:	/s/ William E Brockenborough

Name:	William E Brockenborough
Title:	Vice President

[Signature Page to the Master Operation and Maintenance Agreement]

EXHIBIT A

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MASTER OPERATION

AND MAINTENANCE AGREEMENT

SERVICE FEES

Exhibit A-1

MOMA

Exhibit A

Service Fees

Period	Rate Per kW (nameplate) Per Year	Equivalent Rate Per kWh

Year 1	[***]	[***]
Year 2	[***]	[***]
Year 3	[***]	[***]
Year 4	[***]	[***]
Year 5	[***]	[***]
Year 6	[***]	[***]
Year 7	[***]	[***]
Year 8	[***]	[***]
Year 9	[***]	[***]
Year 10	[***]	[***]
Year 11	[***]	[***]
Year 12	[***]	[***]
Year 13	[***]	[***]
Year 14	[***]	[***]
Year 15	[***]	[***]
Year 16	[***]	[***]
Year 17	[***]	[***]
Year 18	[***]	[***]
Year 19	[***]	[***]
Year 20	[***]	[***]
Year 21	[***]	[***]

[***] Confidential Treatment Requested

EXHIBIT B

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MASTER OPERATION

AND MAINTENANCE AGREEMENT

EFFICIENCY BANK OPERATION EXAMPLE CALCULATION

Exhibit B-1

Efficiency Bank -MOMA

Exhibit B

Efficiency Bank Operation Example Calculation

2014
Assumptions
Number of active Systems	[***]
Nameplate capacity	[***]
Hours in the year	[***]
Look back period	[***]
BTUs/kWh	[***]
LHV to HHV conversion	[***]
Actual power performance	[***]	%

One-Month Efficiency analysis
One-Month Efficiency Warranty	[***]	%
Actual system efficiency	[***]	%

Maximum MMbtu	[***]
Actual MMbtu	[***]
MMbtu to be drawn from Efficiency Bank	—
MMbtu to be deposited into Efficiency Bank	[***]

Efficiency Bank beginning balance	[***]
Change	[***]

Efficiency Bank ending balance	[***]

[***] Confidential Treatment Requested

APPENDIX A

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MASTER OPERATION

AND MAINTENANCE AGREEMENT

BLOOM SYSTEMS

[Intentionally Omitted]

Appendix A-1

APPENDIX B

to

MASTER OPERATION

AND MAINTENANCE AGREEMENT

Minimum Power Product Example Calculation

Appendix B-1

Minimum Power Product - MOMA

MOMA

Appendix B

Sample One-Month Minimum Power Product Example Calculation

2014
Assumptions
Number of active Systems	[***]
Nameplate capacity	[***]
One-Month Power Performance Warranty	[***]

Minimum Power Product Analysis

Minimum Power Product	[***]

[***] Confidential Treatment Requested

Minimum Power Product - MOMA

MOMA

Appendix B

Sample One-Year Minimum Power Product Example Calculation

2014
Assumptions
Number of active Systems	[***]
Nameplate capacity	[***]
One-Year Power Performance Warranty	[***]

One-Year Minimum Power Product Analysis

Minimum Power Product	[***]

[***] Confidential Treatment Requested

APPENDIX C

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MASTER OPERATION

AND MAINTENANCE AGREEMENT

Facilities1

All Bloom Systems now or hereafter purchased under the MESPA from and after the date such Bloom Systems are purchased, and including without limitation those Bloom Systems detailed in the chart below from time to time, together with the BOF installed in connection with each such Bloom System at each Site.

Serial No .	Site Location	Bloom System Capacity
	Brookside	3MW Total
IOM-5700-00076		0.2MW
PWM-5700-00416-SH
PWM-5700-00417-SH
PWM-5700-00418-SH
PWM-5700-00419-SH
PWM-5700-00420-SH
PWM-5700-00421-SH
IOM-5700-00077		0.2MW
PWM-5700-00422-SH
PWM-5700-00423-SH
PWM-5700-00424-SH
PWM-5700-00425-SH
PWM-5700-00426-SH
PWM-5700-0042 7-SH
IOM-5700-00078		0.2MW
PWM-5700-00428-SH
PWM-5700-00429-SH
PWM-5700-00430-SH

[1]	Includes Safe Harbor Systems, Bloom Systems to be ordered and delivered in Q2 2012.

PWM-5700-00431-SH
PWM-5700-00432-SH
PWM-5700-00433-SH
TBD – Brookside 4		0.2MW
TBD – Brookside 5		0.2MW
TBD – Brookside 6		0.2MW
TBD – Brookside 7		0.2MW
TBD – Brookside 8		0.2MW
TBD – Brookside 9		0.2MW
TBD – Brookside 10		0.2MW
TBD – Brookside 11		0.2MW
TBD – Brookside 12		0.2MW
TBD – Brookside 13		0.2MW
TBD – Brookside 14		0.2MW
TBD – Brookside 15		0.2MW

	Red Lion	5.8MW Total
IOM-5700-00079		0.2MW
PWM-5700-00434-SH
PWM-5700-00435-SH
PWM-5700-00436-SH
PWM-5700-00437-SH
PWM-5700-00438-SH
PWM-5700-00439-SH
IOM-5700-00080		0.2MW
PWM-5700-00440-SH
PWM-5700-00441-SH
PWM-5700-00442-SH
PWM-5700-00443-SH
PWM-5700-00444-SH
PWM-5700-00445-SH
Delaware001		0.2MW

	Red Lion	2.8MW Total
Delaware002		0.2MW

2

	Red Lion	7.2MW Total
Delaware003		0.2MW
Delaware004		0.2MW

	Red Lion	11.2MW Total
Delaware005		0.2MW
Delaware006		0.2MW
Delaware007		0.2MW

3

APPENDIX D

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OPERATION

AND MAINTENANCE AGREEMENT

Power Performance Warranty Claim Example Calculation

Appendix D-1

Performance - MOMA

MOMA

Appendix D

Sample One-Month Power Performance Warranty Claim Example Calculation

2014
Assumptions
Number of active Systems	[***]
Nameplate capacity	[***]
Hours in the year	[***]
Look back period	[***]

One-Month Power Performance Warranty analysis
One-Month Power Performance Warranty	[***]
Actual system output	[***]

Minimum kWh	[***]
Actual kWh	[***]
Underperformance (kWh)	[***]

[***] Confidential Treatment Requested

Performance - MOMA

Appendix D

Sample One-Year Power Performance Warranty Claim Example Calculation

2015
Assumptions
Number of active Systems	[***]
Nameplate capacity	[***]
Hours in the year	[***]
Look back period	[***]
Project COE - Applicable QFCP-RC Tariff disbursement rate	[***]

One-Year Power Performance Warranty analysis
One-Year Power Performance Warranty	[***]
Actual system output	[***]

Minimum kWh	[***]
Actual kWh	[***]
Underperformance (kWh)	[***]

Power Performance Warranty Payment	[***]

[***] Confidential Treatment Requested

APPENDIX E

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OPERATION

AND MAINTENANCE AGREEMENT

Efficiency Warranty Claim Example Calculation

Appendix E-1

Efficiency - MOMA

MOMA

Appendix E

Sample One-Month Efficiency Warranty Claim Example Calculation

2014
Assumptions
Number of active Systems	[***]
Nameplate capacity	[***]
Hours in the year	[***]
Look back period	[***]
BTUs/kWh	[***]
LHV to HHV conversion	[***]
Actual power performance	[***]

One-Month Efficiency analysis
One-Month Efficiency Warranty	[***]
Actual system efficiency	[***]

Maximum MMbtu	[***]
Actual MMbtu	[***]
MMbtu to be drawn from Efficiency Bank	[***]
MMbtu to be deposited into Efficiency Bank	—

Efficiency Bank beginning balance	[***]
Change	[***]

Efficiency Bank ending balance	[***]

[***] Confidential Treatment Requested

APPENDIX F

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OPERATION

AND MAINTENANCE AGREEMENT

Gas Payment Shortfall Claim Example Calculation

Appendix F-1

Gas Payment - MOMA

Appendix F

Sample Gas Payment Shortfall Claim Example Calculation

2015
Assumptions
Number of active Systems	[***]
Nameplate capacity	[***]
Hours in the year	[***]
Look back period	[***]
BTUs/kWh	[***]
LHV to HHV conversion	[***]
Actual power performance	[***]
Cost of gas - Price charged under Gas Tariff for relevant period	[***]

Gas Shortfall analysis
One-Month Efficiency Warranty	[***]
Actual system efficiency	[***]

Maximum MMbtu	[***]
Actual MMbtu	[***]
MMbtu to be drawn from Efficiency Bank	[***]
MMbtu to be deposited into Efficiency Bank	—

Efficiency Bank beginning balance	[***]
Change	[***]

Efficiency Bank shortfall	[***]

Gas Shortfall payment	[***]

[***] Confidential Treatment Requested